UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: May 16, 2011

STUDIO II PRODUCTIONS, INC.

(Exact name of registrant as specified in its charter)

Florida	0-50000	65-0664963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16/F Honest Motors Building 9-11 Leighton Road Causeway Bay, Hong Kong
(Address of principal executive offices)

Registrant’s telephone number, including area code: (852) 2890-1818

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On May 16, 2011, Mr. Cheung Ming resigned from his positions as President, Chief Executive Officer, Director and Chairman of the Board of Directors of Studio II Brands, Inc. (the “Company”), a Florida corporation, and the Director of its subsidiary Hippo Lace Limited.  Mr. Cheung’s resignation was not due to a disagreement with the Company.

On May 16, 2011, the Board of Directors appointed Mr. Cheung Sing as President, Chief Executive Officer and as Chairman of the Board of Directors of the Company, and the Director of its subsidiary Hippo Lace Limited.  Cheung Sing has been a member of the Company’s Board of Directors since April, 2008, and has been Vice Chairman of the Board of Directors since November, 2010.  He is 47 years old and is the brother of Cheung Ming.  In addition to his work with the Company, from July, 1999, to the present, Cheung Sing, has been the Vice President of Hengli & Liqi Furniture Limited which is located in Hong Kong and is in the business of manufacturing indoor furniture.  As Vice President of Hengli & Liqi, Cheung Sing is responsible for product development, sales presentations, order execution and customer relations.  From June 2000 to December 2002, Cheung Sing served as the Director of Operations of China Merchandise Company Limited (CMCL) which is located in Ningbo, China and is in the business of manufacturing outdoor furniture.  As Director of Operations of CMCL,  Cheung Sing was responsible for marketing and sales, order execution and the administration of the office in Ningbo.  Cheung Sing was originally appointed to the Company’s board of directors because he has extensive management experience in various business areas including manufacturing, product development, sales and marketing in both Hong Kong and China.

The Company does not have an employment agreement with Cheung Sing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STUDIO II BRANDS, INC.

Date: May 16, 2011

/s/ Cheung Sing

---------------------------------
By:  Cheung Sing
Its:   President

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